EXHIBIT 10.11

Summary of Patrick Haskell Loan

In March 2009, Mr. Haskell lent Ecosphere Technologies, Inc. $15,000, with no interest, which was secured by certain accounts receivable of Ecosphere.  The loan was repaid in May 2010.